NEW RELEASE
                                                                  [NEWMONT LOGO]

NEWMONT'S FIRST QUARTER ADJUSTED NET INCOME(1) RISES TO $0.85 PER SHARE WHILE OPERATING CASH FLOW FROM CONTINUING OPERATIONS CLIMBS TO $594 MILLION

This release should be read in conjunction with Newmont's First Quarter 2008 Form 10-Q filed with the U.S. Securities and Exchange Commission on April 24, 2008 (available at www.newmont.com).

DENVER, April 24, 2008 - Newmont Mining Corporation (NYSE: NEM) today announced strong first quarter results, with gold sales of 1.29 million equity ounces at an average realized gold price of $933 per ounce and costs applicable to sales of $396 per ounce, resulting in Adjusted Net income(1) of approximately $386 million ($0.85 per share), compared to Adjusted Net income(1) of $40 million ($0.09 per share) in the year ago quarter. Net income on a GAAP basis was $370 million ($0.82 per share) during the first quarter, compared to $68 million ($0.15 per share) in the year ago quarter. Newmont also reported cash from continuing operations of $594 million, as compared with $26 million from the year ago quarter.

First Quarter 2008 Highlights:

>> Revenues increased 59% from the year ago quarter to $1.9 billion with an average realized gold price of $933 per ounce;
>> Costs applicable to sales((2)) declined by 2% to $396 per ounce of gold compared with $404 per ounce of gold in the year ago quarter;
>> Adjusted Net income(1) increased 865% to $386 million ($0.85 per share) from $40 million ($0.09 per share) in the year ago quarter;
>> Net cash from continuing operations improved significantly from the year ago quarter to $594 million ($1.31 per share).

Richard O'Brien, President and Chief Executive Officer, said, "We continue to focus on operational execution and improving financial performance as evidenced by our operating margin expansion and earnings growth during the first quarter. Our position as the largest unhedged gold company has benefited our shareholders as we realized 100% of the gold price appreciation with an average realized gold price for the quarter of $933 per ounce. With gold sales in line with our plans and lower costs, our gold operating margin increased to 58%, up from 38% in the year ago quarter, highlighting our leverage to the gold price. As we turn our attention to the second quarter, we expect a successful start-up of both the gold mill at Yanacocha and the power plant in Nevada. The completion of these projects will further enhance our ability to deliver sustainable production at competitive costs."

The Company's 2008 annual equity gold sales guidance remains unchanged between
5.1 and 5.4 million ounces at costs applicable to sales of between $425 and $450 per ounce. The Company's costs applicable to sales forecast for 2008 now assumes an oil price of $90 per barrel and an Australian dollar exchange rate of 0.925 for the balance of the year. Costs applicable to sales would change by approximately $2 per ounce for every $5 change in the oil price and by $5 per ounce for every 0.05 change in the Australian dollar exchange rate. The Company is actively hedging its diesel and Australian dollar exposures.

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations((3)), Liquidity and Capital Resources, Management's Discussion & Analysis, the Form 10-Q, and a complete outline of the 2008 Operating and Financial guidance please see www.newmont.com.

(1) See reconciliation from Adjusted Net income to GAAP Net income on page 9 of this earnings release.
(2) Excludes amortization and accretion. Beginning in 2008, regional administrative, community development, marketing, and accretion costs have been excluded from costs applicable to sales and 2007 amounts have been reclassified to conform to the 2008 presentation.
(3) Regional operating variances from the year ago quarter, as disclosed in the Company's previous earnings releases, are outlined in the Results of Consolidated Operations section of the Company's Form 10-Q located at www.newmont.com.

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 1 of 10

REGIONAL OPERATING RESULTS

In the first quarter of 2008, the Company reported equity gold sales of 1.29 million ounces at costs applicable to sales of $396 per ounce. Equity gold sales were largely in line with management's expectations as higher than anticipated grades at Jundee and inventory reductions at Yanacocha and Batu Hijau offset shortfalls from the timing of production at Twin Creeks and lower grades and unplanned mill maintenance at Ahafo. The Company's costs applicable to sales were impacted by increased commodity prices, with higher royalty and tax payments offset by favorable copper and silver by-product credits.

Nevada - Nevada sold 526,000 equity ounces at costs applicable to sales of $409 per ounce during the first quarter. Nevada ended the quarter with higher than anticipated finished goods inventories as well as higher than planned leach ore placement at Twin Creeks and Carlin North, which benefited the first quarter costs applicable to sales and will benefit future gold sales during the year. Recovered ounces were slightly lower than plan due to the timing of ore recoveries at the Twin Creeks leach pads, however, this production is expected to be recovered during the second and third quarters.

Phoenix sold 40,500 equity ounces of gold at costs applicable to sales of $401 per ounce during the first quarter of 2008, compared to 48,700 equity ounces at costs applicable to sales of $691 per ounce during the fourth quarter of 2007. The costs applicable to sales improvements were primarily driven by increased by-product sales and realized prices. Efforts to improve operating performance at Phoenix continue, with the new crusher approximately 74% complete and expected to be in operation around mid-year. Additionally, the new mine plan remains on schedule to be finalized around mid-2008.

Yanacocha - Equity gold sales at Yanacocha in Peru were in line with expectations, with 277,000 ounces sold at costs applicable to sales of $311 per ounce, primarily driven by inventory reductions and lower than expected labor and contract service costs. A higher proportion of Yanacocha production has shifted to the second half of 2008 as a result of lower ore placement in late 2007 and the lag between placement and recovery on the leach pads. As expected, production from the new gold mill should begin to contribute limited equity sales in the second quarter as the mill ramps up to commercial production.

Australia/New Zealand - Equity gold sales were strong during the first quarter with 286,000 ounces sold at costs applicable to sales of $545 per ounce, primarily due to higher grades at Jundee and Waihi. Jundee realized improved ore grades and recoveries due to a higher blend of underground ore, while Waihi had higher than expected throughput from a greater proportion of high grade Favona underground ore. For the year, Australia/New Zealand costs applicable to sales are expected to change by approximately $5 to $6 per ounce for every 0.01 change in the Australian dollar exchange rate.

Batu Hijau - Equity gold sales at Batu Hijau in Indonesia were in line with expectations, with 54,000 equity ounces of gold and 47 million equity pounds of copper sold at costs applicable to sales of $308 per ounce and $1.43 per pound, respectively, as the Company benefited from the sale of 18,000 equity gold ounces and 13 million equity copper pounds of inventory from the fourth quarter of 2007. The average realized copper price for the quarter was $4.10 per pound, including the impact of the provisional sales mark-to-market adjustment of $0.78 per pound due to higher copper prices.

Batu Hijau experienced extremely heavy rainfall during the first quarter of 2008, causing minor damage to pit infrastructure, as well as adding significant amounts of unexpected water to the pit, potentially limiting the Company's ability to access high grade ore later in the year, as planned. Expectations for 2008 production are contingent on the extent of dry season access during the third and fourth quarters, which could offset portions of the expected wet season production shortfall. As a result, the Company now expects gold and copper sales to be between 100,000 and 130,000 equity ounces of gold and between 125 and 150 million equity pounds of copper at costs applicable to sales of $340 to $380 per ounce and $1.50 to $1.75 per pound, respectively, compared to original guidance of between 150,000 and 165,000 equity ounces of gold and between 155 and 165 million equity pounds of copper at costs applicable to sales of $285 to $325 per ounce and $1.30 to $1.40 per pound, respectively. Potential production shortfalls due to restricted access in 2008 are expected to be recovered in 2009.

Ahafo - Equity gold sales at Ahafo in Ghana were 105,000 ounces at costs applicable to sales of $464 per ounce. First quarter production was lower than expected due to unplanned mill downtime, unexpected power interruptions and lower than expected grades. Gold sales and costs applicable to sales are expected to remain in line with plans for the year.

Regional operating variances from the year ago quarter, as disclosed in the Company's previous earnings releases, are outlined in the Results of Consolidated Operations section of the Company's Form 10-Q located at www.newmont.com.

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 2 of 10

MAJOR CAPITAL PROJECTS

Consolidated capital expenditures were $454 million during the first quarter as the Company continued to execute on its major capital projects. The Company expects the Yanacocha gold mill and the Nevada power plant to achieve commercial production during the second quarter. Russell Ball, Senior Vice President and Chief Financial Officer, stated, "We are pleased with the safe and successful delivery of these projects on schedule and within current forecasts, especially in light of the inflationary and challenging construction environments in which they were executed. We look forward to the production and reduced operating costs that these projects will deliver in the second half of the year and beyond." The Company's 2008 consolidated capital expenditures are expected to be in line with previous guidance of between $1.8 and $2.0 billion.

Nevada Power Plant - Construction of the 200 megawatt coal-fired power plant was approximately 87% complete at the end of the quarter. Commissioning remained on track during the first quarter of 2008, with commercial production expected in the second quarter. Capital costs are in line with previous expectations of between $620 and $640 million. As disclosed previously, the lower cost of self-generated electricity, when compared with projected future market prices in the region, is expected to reduce Nevada's costs applicable to sales by $60 million per year, or approximately $25 per ounce.

Yanacocha Gold Mill - Construction of the gold mill in Peru was approximately 99% complete at the end of the first quarter. Start up of the gold mill occurred in late March and is on schedule to achieve commercial production in the second quarter of 2008. Capital costs for the project are expected to be at or below the Company's previous outlook of between $250 and $270 million.

Boddington - Development of the Boddington project in Australia was approximately 69% complete at the end of the first quarter, with start-up expected in late 2008 or early 2009. The Company continues to expect its share of total capital costs to be between $1.4 and $1.6 billion. At March 31, 2008, the Company had hedged approximately 39% of the remaining forecasted Australian dollar denominated capital costs at an average exchange rate of 0.87.

A detailed explanation of regional capital expenditures during the first quarter is outlined in the Liquidity and Capital Resources section of the Company's Form 10-Q located at www.newmont.com.


ADVANCED PROJECTS AND EXPLORATION

Hope Bay in Canada(1) - With the completion of the Miramar acquisition on March 17, 2008, the Company remains focused on exploration and project development planning, with the objective of creating the Company's newest core AAA-rated gold mining district, and adding higher grade ore to the Company's reserves. Efforts during the first quarter were focused on planning for infrastructure improvements and preparation for the 2008 drilling season.

Conga in Peru - Conga continued in Stage 3 of the Capital Effectiveness Program during the first quarter, with a development decision expected in 2008. The Conga project is expected to benefit from synergies between existing Yanacocha infrastructure and shared administrative and other operational services.

Exploration - During the first quarter, the Company spent $39 million on exploration, primarily focused on near-mine non-reserve mineralization conversion, strategic greenfields initiatives and continued drilling on prospective brownfields and greenfields opportunities. The 2008 exploration program is focused on establishing a basis for future reserve replacement from near-term growth opportunities and advancing the longer term, non-reserve mineralization pipeline, particularly at Boddington, Hope Bay and Nassau in Suriname. Additionally, the Company continues to explore targets in conjunction with its joint venture partnerships, which includes the drilling program at La Herradura in Mexico.

(1) Preliminary purchase price information related to the acquisition of Miramar Mining Corporation is provided in Note 13 of the Company's consolidated financial statements in the Form 10-Q located at www.newmont.com.

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 3 of 10

STATEMENTS OF CONSOLIDATED INCOME

                                                                  Three Months Ended March 31,
                                                                    2008                  2007
                                                            ------------------    ------------------
                                                           (unaudited, in millions, except per share)

 Revenues
     Sales- gold, net                                       $            1,511    $            1,011
     Sales- copper, net                                                    432                   213
                                                            ------------------    ------------------
                                                                         1,943                 1,224
                                                            ------------------    ------------------

 Costs and expenses
    Costs applicable to sales - gold (1)                                   641                   630
    Costs applicable to sales - copper (1)                                 150                   123
     Amortization                                                          182                   179
     Accretion                                                               8                     7
     Exploration                                                            39                    39
     Advanced projects, research and development                            30                    16
     General and administrative                                             29                    33
     Write-down of investments                                              22                    --
     Other expense, net                                                     63                    50
                                                            ------------------    ------------------
                                                                         1,164                 1,077
                                                            ------------------    ------------------

 Other income (expense)
     Other income, net                                                      37                    17
     Interest expense, net                                                 (20)                  (24)
                                                            ------------------    ------------------
                                                                            17                    (7)
                                                            ------------------    ------------------

 Income from continuing operations before income tax,
    minority interest and equity loss of affiliates                        796                   140
 Income tax expense                                                       (235)                  (44)
 Minority interest in income of consolidated subsidiaries                 (192)                  (56)
 Equity loss of affiliates                                                  (5)                   --
                                                            ------------------    ------------------
 Income from continuing operations                                         364                    40
 Income from discontinued operations                                         6                    28
                                                            ------------------    ------------------
 Net income                                                 $              370    $               68
                                                            ==================    ==================

 Income per common share
     Basic:
        Income from continuing operations                   $             0.81    $             0.09
        Income from discontinued operations                               0.01                  0.06
                                                            ------------------    ------------------
        Net income                                          $             0.82    $             0.15
                                                            ==================    ==================

     Diluted:
        Income from continuing operations                   $             0.80    $             0.09
        Income from discontinued operations                               0.01                  0.06
                                                            ------------------    ------------------
        Net income                                          $             0.81    $             0.15
                                                            ==================    ==================

 Basic weighted-average common shares outstanding                          453                   451
                                                            ==================    ==================
 Diluted weighted-average common shares outstanding                        457                   452
                                                            ==================    ==================
 Cash dividends declared per common share                   $             0.10    $             0.10
                                                            ==================    ==================

(1)      Exclusive of Amortization and Accretion.

The Company's financial statements can be found on the website at www.newmont.com.
NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 4 of 10

CONSOLIDATED BALANCE SHEETS

                                                          At March 31,     At December 31,
                                                              2008              2007
                                                         ---------------    ---------------
                                                               (unaudited, in millions)
                         ASSETS
Cash and cash equivalents                                $         1,014    $         1,231
Marketable securities and other short-term investments                59                 61
Trade receivables                                                    319                177
Accounts receivable                                                  132                168
Inventories                                                          423                463
Stockpiles and ore on leach pads                                     366                373
Deferred income tax assets                                           108                112
Other current assets                                                 125                 87
                                                         ---------------    ---------------
  Current assets                                                   2,546              2,672
Property, plant and mine development, net                          9,744              9,140
Investments                                                        1,522              1,527
Long-term stockpiles and ore on leach pads                           831                788
Deferred income tax assets                                           937              1,027
Other long-term assets                                               243                234
Goodwill                                                             186                186
Assets of operations held for sale                                     5                 24
                                                         ---------------    ---------------
  Total assets                                           $        16,014    $        15,598
                                                         ===============    ===============
                      LIABILITIES
Current portion of long-term debt                        $           261    $           255
Accounts payable                                                     304                339
Employee-related benefits                                            152                153
Income and mining taxes                                               56                 88
Other current liabilities                                            645                665
                                                         ---------------    ---------------
  Current liabilities                                              1,418              1,500
Long-term debt                                                     2,886              2,683
Reclamation and remediation liabilitites                             620                623
Deferred income tax liabilities                                    1,084              1,025
Employee-related benefits                                            206                226
Other long-term liabilities                                          153                150
Liabilities of operations held for sale                              262                394
                                                         ---------------    ---------------
  Total liabilities                                                6,629              6,601
                                                         ---------------    ---------------
Minority interests in subsidiaries                                 1,503              1,449
                                                         ---------------    ---------------

                  STOCKHOLDERS' EQUITY
Common stock                                                         698                696
Additional paid-in capital                                         6,677              6,696
Accumulated other comprehensive income                               937                957
Retained deficit                                                    (430)              (801)
                                                         ---------------    ---------------
  Total stockholders' equity                                       7,882              7,548
                                                         ---------------    ---------------
  Total liabilities and stockholders' equity             $        16,014    $        15,598
                                                         ===============    ===============

The Company's financial statements can be found on the website at www.newmont.com.

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 5 of 10

STATEMENTS OF CONSOLIDATED CASH FLOW

                                                                       Three Months Ended March 31,
                                                                   ----------------------------------
                                                                         2008                2007
                                                                   ---------------    ---------------
                                                                          (unaudited, in millions)

Operating activities:
    Net income                                                     $           370    $            68
    Adjustments to reconcile net income to net cash from
      continuing operations:
        Amortization                                                           182                179
        Income from discontinued operations                                     (6)               (28)
        Accretion of accumulated reclamation obligations                        10                  9
        Deferred income taxes                                                  (48)                56
        Write-down of investments                                               22                 --
        Stock based compensation and other benefits                             11                 13
        Minority interest expense                                              192                 56
        Gain on asset sales, net                                                (4)                (2)
        Other operating adjustments and write-downs                             19                 10
        Net change in operating assets and liabilities                        (154)              (335)
                                                                   ---------------    ---------------
Net cash provided from continuing operations                                   594                 26
Net cash (used in) provided from discontinued operations                      (100)                32
                                                                   ---------------    ---------------
Net cash provided from operations                                              494                 58
                                                                   ---------------    ---------------
Investing activities:
    Additions to property, plant and mine development                         (454)              (360)
    Investments in marketable debt and equity securities                        (3)              (153)
    Proceeds from sale of marketable debt and equity securities                 --                124
    Acquisitions                                                              (318)                --
    Other                                                                        8                  1
                                                                   ---------------    ---------------
Net cash used in investing activities of continuing operations                (767)              (388)
Net cash used in investing activities of discontinued operations                (3)                (2)
                                                                   ---------------    ---------------
Net cash used in investing activities                                         (770)              (390)
                                                                   ---------------    ---------------
Financing activities:
    Proceeds from debt, net                                                    572                 --
    Repayment of debt                                                         (376)               (21)
    Dividends paid to common stockholders                                      (45)               (45)
    Dividends paid to minority interests                                       (98)                (1)
    Proceeds from stock issuance                                                17                  9
    Change in restricted cash and other                                          1                  8
                                                                   ---------------    ---------------
Net cash provided from (used in) financing activities                           71                (50)
                                                                   ---------------    ---------------
Effect of exchange rate changes on cash                                        (12)                 2
                                                                   ---------------    ---------------
Net change in cash and cash equivalents                                       (217)              (380)
Cash and cash equivalents at beginning of period                             1,231              1,166
                                                                   ---------------    ---------------
Cash and cash equivalents at end of period                         $         1,014    $           786
                                                                   ===============    ===============


The Company's financial statements can be found on the website at www.newmont.com. Detailed explanation of the Company's cash flow statement is outlined in the Liquidity and Capital Resource section of the Form 10-Q located at www.newmont.com.

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 6 of 10

SALES STATISTICS

                                             Three Months Ended March 31,
                                          ---------------------------------
                                                2008              2007
                                          ---------------   ---------------
Gold
Consolidated ounces sold (thousands)
  Nevada (1)                                          526               560
  Yanacocha (1)                                       540               455
  Australia/New Zealand
      Tanami                                           95               113
      Jundee                                           91                62
      Kalgoorlie                                       69                95
      Waihi                                            31                14
                                          ---------------   ---------------
                                                      286               284
                                          ---------------   ---------------

  Batu Hijau (2)                                      120                84
  Ahafo                                               105               125

  Other
      Kori Kollo                                       20                24
      La Herradura                                     24                22
      Golden Giant                                     --                 3
                                          ---------------   ---------------
                                                       44                49
                                          ---------------   ---------------
                                                    1,621             1,557
                                          ===============   ===============

Equity ounces sold (thousands)
  Nevada (1)                                          526               560
  Yanacocha (1)                                       277               234
  Australia/New Zealand
      Tanami                                           95               113
      Jundee                                           91                62
      Kalgoorlie                                       69                95
      Waihi                                            31                14
                                          ---------------   ---------------
                                                      286               284
                                          ---------------   ---------------

  Batu Hijau (2)                                       54                45
  Ahafo                                               105               125
  Other
      Kori Kollo                                       18                21
      La Herradura                                     24                22
      Golden Giant                                     --                 3
                                          ---------------   ---------------
                                                       42                46
                                          ---------------   ---------------
                                                    1,290             1,294
  Discontinued Operations
      Pajingo                                          --                48
                                          ---------------   ---------------
                                                    1,290             1,342
                                          ===============   ===============
Copper
  Batu Hijau pounds sold (millions) (2)
      Consolidated                                    105                91
      Equity                                           47                48


(1)   Includes incremental start-up ounces of 1 in 2008.

(2)   Economic interest decreased to 45% from 52.875% on May 25, 2007.

This information and other detailed production statistics can be found in the Regional Operating Statistics section of the Company's website at www.newmont.com.


NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 7 of 10

CAS AND CONSOLIDATED CAPITAL EXPENDITURES STATISTICS

                                               Three Months Ended March 31,
                                            ---------------------------------
                                                  2008              2007
                                            ---------------   ---------------
Gold
  Costs Applicable to Sales ($/ounce) (1)
     Nevada                                 $           409   $           484
     Yanacocha                                          311               280
     Australia/New Zealand
       Tanami                                           524               426
       Jundee                                           420               563
       Kalgoorlie                                       778               596
       Waihi                                            455               595
                                            ---------------   ---------------
                                                        545               521
                                            ---------------   ---------------

     Batu Hijau                                         308               317
     Ahafo                                              464               325

     Other Operations
       Kori Kollo                                       447               333
       La Herradura                                     324               323
       Golden Giant                                      --               193
                                            ---------------   ---------------
                                                        379               319
                                            ---------------   ---------------
  Average                                   $           396   $           404
                                            ===============   ===============

Copper
  Costs Applicable to Sales ($/pound) (1)
       Batu Hijau                           $          1.43   $          1.34


                                                  2008              2007
                                            ---------------   ---------------
Capital Expenditures ($ million)
  Nevada                                    $            92           $ 15892
  Yanacocha                                              39                56
  Australia/New Zealand                                 237                96
  Batu Hijau                                             29                 7
  Africa                                                 33                37
  Hope Bay                                                9                --
  Other Operations                                       13                 3
  Corporate and Other                                     2                 3
                                            ---------------   ---------------
Total                                       $           454           $ 36054
                                            ===============   ===============


(1) Excludes amortization and accretion. Beginning in 2008, regional administrative, community development, marketing, and accretion costs have been classified outside of costs applicable to sales. Amounts for 2007 have been reclassified to conform to the 2008 presentation.

This information and other detailed production statistics can be found in the Regional Operating Statistics section of the Company's website at www.newmont.com.

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 8 of 10

SUPPLEMENTAL INFORMATION

Classification Reporting Changes
Certain amounts for the three months ended March 31, 2007 have been reclassified to conform to the 2008 presentation. The most significant reclassifications were to the income statement results from the historical presentation to Income from discontinued operations in the Consolidated Statements of Income. The Consolidated Statements of Cash Flows have also been reclassified for discontinued operations.

The Company reclassified marketing costs from Costs applicable to sales to General and administrative. Additionally, the Company reclassified the World Gold Council dues from General and administrative to Other expense, net and Accretion from Costs applicable to sales to a separate Accretion line item. Other expense, net also includes community development and regional administration expenses that were reclassified from Costs applicable to sales as these costs relate to the Company's social responsibility, external and government relations, and regional office costs, which are not a cost of mine production. These changes were reflected in the Consolidated Statements of Income for all periods presented.

Reconciliation of Adjusted Net Income to GAAP Net Income
Management of the Company uses the non-GAAP financial measure Adjusted Net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. Management believes the use of Adjusted Net income allows investors and analysts to compare the results of the continuing operations of the Company and its controlled subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted Net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Adjusted Net income is not, and should not be used as, an alternative to GAAP Net income as reflected in the consolidated financial statements of the Company. It is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute to performance measures calculated in accordance with GAAP. The table below sets forth a reconciliation of Adjusted Net income to GAAP Net income, which is the most directly comparable GAAP financial measure.

--------------------------------------------------------------------------------------------------
Description ($ million expect per share, AFTER-TAX)   Q1 2008     Per Share   Q1 2007    Per Share
--------------------------------------------------------------------------------------------------
Adjusted Net income                                   $    386    $   0.85    $     40   $   0.09
Write-down of marketable securities                        (22)      (0.04)         --         --
--------------------------------------------------------------------------------------------------
GAAP Income from continuing operations                $    364    $   0.81    $     40   $   0.09
Income from discontinued operations                          6        0.01          28       0.06
--------------------------------------------------------------------------------------------------
GAAP Net income                                       $    370    $   0.82    $     68   $   0.15
--------------------------------------------------------------------------------------------------


2008 Annual Guidance
--------------------------------------------------------------------------------------------------
Description                                                       Apr 2008              Feb 2008
--------------------------------------------------------------------------------------------------
Equity gold sales (million ounces)                             5,100 - 5,400         5,100 - 5,400
Costs applicable to sales ($/ounce)                             $425 - $450           $425 - $450
Equity copper sales (million pounds)                             125 - 150             155 - 165
Costs applicable to sales ($/pound)                            $1.50 - $1.75         $1.30 - $1.40
Consolidated capital expenditures ($ billion)                 $1,800 - $2,000       $1,800 - $2,000
Amortization ($ million)                                        $725 - $775           $725 - $775
Exploration ($ million)                                         $220 - $230           $220 - $230
Advanced projects, research and development ($ million)         $160 - $190           $120 - $180
General and administrative expenses ($ million)                 $140 - $150           $140 - $150
Interest expense, net ($ million)                                $60 - $80            $110 - $120
Effective tax rate                                               28% - 32%             30% - 34%
--------------------------------------------------------------------------------------------------

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                    Page 9 of 10

The Company's first quarter earnings conference call and web cast presentation will be held on April 24, 2008 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time). To participate:

Dial-In Number:   210-839-8502
Leader:           John Seaberg
Password:         Newmont
Replay Number:    203-369-3000

The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Information/Earnings Release and will be archived there for a limited time.

     Investor Contacts
     John Seaberg          303.837.5743              john.seaberg@newmont.com

     Media Contacts
     Omar Jabara           303.837.5114              omar.jabara@newmont.com

Cautionary Statement:

This news release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures,construction, production or closure activities; and
(iv) statements regarding potential cost savings, productivity, operating performance, cost structure and competitive position. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2007 Annual Report on Form 10-K, filed on February 21, 2008, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

NEWMONT - First Quarter 2008 Operating and Financial Results (April 24, 2008)
                                                                   Page 10 of 10